Exhibit 99-1





                                      FORM 11-K

                FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
                  AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


          (Mark One)
          [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
              EXCHANGE ACT OF 1934 [FEE REQUIRED]

          For the fiscal year ended         December 31, 1993

          [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
              EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

          For the transition period from                 to
          Commission file number


          A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                             CENTRAL MAINE POWER COMPANY
                         EMPLOYEE SAVINGS AND INVESTMENT PLAN
                               FOR NON-UNION EMPLOYEES

          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             CENTRAL MAINE POWER COMPANY
                                   83 EDISON DRIVE
                                AUGUSTA, MAINE  04336
                                                  Central    Maine    Power
          Company
                                                     Form 11-K - Year 1993


                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees

                                 REQUIRED INFORMATION



          The following financial statements shall be furnished for the plan:

          (a)   Financial Statements                        Page No.

                Report of Independent Public Accountants       F-1

                Statements of Financial Condition              F-2

                Statements of Income and Changes in
                 Participants' Equity                          F-3

                Notes to Financial Statements           F-4 through F-11

                Supplemental Schedules:
                  I - Item 27a Schedule of Assets Held
                      for Investment Purposes at
                      December 31, 1993                  S-1 through S-3

                 II - Allocation of Plan Assets and
                       Liabilities to Investment
                       Programs                          S-4 through S-5

                III - Allocation of Plan Income and
                      Changes in Plan Equity to
                      Investment Programs                S-6 through S-8

                 IV - Item 27d Schedule of Reportable
                      Transactions for the
                      Common/Collective Trust for the
                      Year Ended December 31, 1993             S-9

          (b)   Exhibits

                Consent of Independent Public Accountants      E-1
                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



     To the Board of Directors of
      Central Maine Power Company:

     We have audited the accompanying statements of financial condition of the CENTRAL MAINE POWER COMPANY EMPLOYEE SAVINGS AND INVESTMENT PLAN FOR NON-UNION EMPLOYEES as of December 31, 1993 and 1992, and the related statements of income and changes in participants' equity for each of the three years in the period ended December 31, 1993. These financial statements and the supplemental schedules shown on the index are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees as of December 31, 1993 and 1992, and its income and changes in participants' equity for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the accompanying index are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by The Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                                 ARTHUR ANDERSEN & CO.

     Boston, Massachusetts
     June 3, 1994















                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


                          Statements of Financial Condition
                                  (See Schedule II)

                                                      As of December 31,

                        Assets                     1993               1992
             Investments at market
             value (cost $39,892,981
             and $36,264,408,
             respectively) (Notes 1 and
             2) (Schedule I)                    $41,360,988        $40,672,542

             Company dividends
             receivable                             162,733            261,257

             Other receivables                       43,639            132,473
             Participant loans
             receivable (Note 1)                  1,958,399          1,610,767

                                                $43,525,759        $42,677,039
                   Liabilities and
                 Participants' Equity

             Security purchase payable          $    70,583        $      -

             Insurance contract reserve
             (Note 2)                               250,000               -
             Participants' equity (Note
             1) (Schedule III)                   43,205,176         42,677,039

                                                $43,525,759        $42,677,039







     The accompanying notes are an integral part of these financial statements.













                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


               Statements of Income and Changes in Participants' Equity
                 For the Years Ended December 31, 1993, 1992 and 1991
                                  (See Schedule III)

                                      1993             1992              1991
      Balance at beginning
      of year                     $42,677,039     $36,262,449       $31,402,214
      Investment income:

        Dividends on
        Company Stock                 961,151       1,068,110           774,013
        Interest                    1,881,615       1,527,416         1,519,469
        Interest on loans             128,857         110,563            67,206
        Net realized gain
        (loss) on
      disposition
        of investments                   (678)        (65,630)        1,093,983
      Unrealized
      appreciation
      (depreciation) on
      investments (Note 2)         (5,138,300)        728,099         3,101,248
        Net investment
        income                     (2,167,355)      3,368,558         6,555,919
      Contributions:
       Participants                 3,193,206       3,055,858         2,706,449
       Company                      1,169,093       1,091,595           979,913
                                    4,362,299       4,147,453         3,686,362
      Transfers (to) from
      other plans (Note 1)             (1,739)         (5,428)          156,389
      Less-  Withdrawals and
      distributions:
        Cash                        1,415,068       1,082,603         5,092,535

        Central Maine
         Power Company
         Stock  (zero, 599,
         and 26,914
         shares in 1993,
         1992 and 1991,
         respectively)                   -            13,390            445,900
                                    1,415,068       1,095,993         5,538,435
      Insurance contract
      reserve (Note 2)               (250,000)           -                 -
      Balance at end of year      $43,205,176     $42,677,039       $36,262,449






   The accompanying notes are an integral part of these financial statements.

                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


                            Notes to Financial Statements
                                  December 31, 1993

          1. Description of the Plan
             The Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees ("the Plan" or "the Non-Union Plan") was adopted by the Board of Directors of Central Maine Power Company ("the Company") on February 19, 1981. Certain pertinent features of the Plan, as amended, are discussed below.

             a.  Eligibility of Participants
                 Each employee of the Company, and of Union Water-Power Company who is not in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

             b.  Elective Contributions by Participants
                 Each participant elects a salary reduction percentage to be contributed by the Company on their behalf.
                 Participants may elect to have the Company contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

             c.  Matching Contributions by the Company
                 The Company contributes to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1993, 1992 and 1991, these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $9,000, $8,700 and $8,500, respectively. Employee contributions for employees who are defined as "highly compensated" by the Internal Revenue Service may be further limited in order to pass nondiscrimination tests. The Company's matching contribution may be made from time to time during each year and shall be paid in full as of the date the Company files its federal income tax return for that year.

             d.  Investment Options
                 All contributions made under the Plan are commingled in a common/collective trust that also contains the assets of four other employee savings and investment plans of the Company and its affiliated companies. As of December 31, 1993, the contributions were invested by the Trustee, Fidelity Management Trust Company, based upon participant election in one or more of six Funds.

                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          1. Description of the Plan (continued)

             d.  Investment Options (continued)
                 Contributions to all Funds may be invested temporarily in short-term investments prior to purchase of primary Fund securities.

                 The Funds consist of:

                 Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

                 Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds.

                 Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

                 Equity Fund - The Fidelity U.S. Equity Index Fund comprised of common stock which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks during the year 1993. A fund comprised of common stock, preferred stock and convertible debt instruments as selected by the prior Trustee.

                 Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks.

                 Central Maine Power Company Stock Fund - A fund comprised of the common shares of Central Maine Power Company.

                 Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 10%. Participants may change the investment of their future contributions (in multiples of 10% of such contributions) or transfer a portion from one Fund to another. Changes and transfers may be made at any time.

                 All Company contributions are invested in the Central Maine Power Company Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund.




                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          1. Description of the Plan (continued)

             d.  Investment Options (continued)
                 Participants over the age of 55 may transfer all or a portion of the Company contributions made on their behalf out of the CMP Company Stock Fund.

                 The number of participants in each Fund at December 31, 1993 and 1992 was as follows:

                                                              Number of
                                                            Participants
                             Fund type                     1993      1992

           Retirement Government Money Market Portfolio    354       349

           Balanced Fund                                   679       571

           Magellan Fund                                   854       730

           Equity Fund                                     797       757


           Fixed Income Contract Portfolio               1,035     1,074

           Central Maine Power Company Stock Fund        1,259     1,239

                 The total number of participants in the Plan was 1,321 and 1,305 at December 31, 1993 and 1992, respectively. The aggregate participation in the six Funds is greater than the number of employees participating because employees have the option of investing in one or more Funds.

             e.  Vesting
                 Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon. Participants are 100% vested in their account balances.

             f.  Withdrawals and Distributions
                 A participant may elect to make a regular withdrawal of up to 100% of the value of their contributions made prior to July 1, 1983, and earnings thereon, (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn) after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.





                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          1. Description of the Plan (continued)

             f.  Withdrawals and Distributions (continued)
                 Withdrawals with respect to contributions made subsequent to July 1, 1983 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% of their account.

                 Distributions from the Funds occurring as a result of termination of employment, death, retirement or permanent disability are made no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

             g.  Loans
                 Participants may borrow amounts in the aggregate of not more than 50% of their account balance, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. The maximum term of the loans is generally five years. Loans outstanding as of December 31, 1993 and 1992 amounted to $1,958,399 and $1,610,767, respectively.

             h.  Trustee Changes
                 Effective January 1, 1992, the Company appointed Fidelity Management Trust Company (Fidelity) as trustee and investment manager, Fidelity Institutional Retirement Services Company as record keeper for the Plan. Fidelity replaced the previous Trustee and investment manager, State Street Bank and Trust Company and previous recordkeeper, TPF&C.

                 State Street Bank and Trust Company is continuing as trustee in connection with the Executive Life Insurance Company (Executive Life) fixed income contract, which carries an approximate contract value of $3.0 million, of which the Non-Union Plan holds approximately $1.6 million.

                 The Plan's assets, excluding the Executive Life contract, were transferred to Fidelity on January 2, 1992.
                 Effective with the appointment of Fidelity, the Company added three additional funds for plan participants:
                 Fidelity Magellan Fund, Fidelity Balanced Fund, and Retirement Government Money Market Portfolio. Plan assets of certain participants who changed eligibility between the Plan and the Company's other savings and investment plans were transferred between plans during 1991 in anticipation of the change in trustee.

                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          2. Summary of Significant Accounting Policies

             a.  Investment Valuation
                 Investments other than fixed income contracts with insurance companies are stated at market value. Fixed income contracts are stated at contract value which is cost plus interest at the stated rate.

                 At December 31, 1993, the common/collective trust, which holds investments for five employee savings plans maintained by the Company and its affiliates, held a fixed income contract with Executive Life with a contract value of approximately $3.0 million. The Non-Union Plan holds approximately $1.6 million of the Executive Life contract.

                 On April 11, 1991, the State of California insurance regulators placed Executive Life under conservatorship. The regulators stated Executive Life would continue to pay monthly annuities, but placed a moratorium on policy surrenders and loans. The Conservation Court of California approved the sale of Executive Life to an investor group - Altus Finance (Altus) and Mutuelle Assurance Artisanale de France (Mutuelle). Under this rehabilitation agreement, Altus agreed to pay $3.25 billion for the Executive Life high risk bonds while Mutuelle agreed to infuse $300 million in capital.

                 Together, the agreement formed a new company, Aurora National Life Assurance Company.

                 This rehabilitation plan was appealed on several points to the California Court of Appeal and subsequently remanded to the Superior Court to be corrected. On August 13, 1993, the Los Angeles Superior Court approved a modified rehabilitation/liquidation plan for Executive Life. The modified plan became effective September 3, 1993. Under the terms of the modified rehabilitation plan, contract holders were given a choice to either opt-in or opt-out of a 5-year fixed income contract with Aurora National Life Assurance Company, the successor to Executive Life.

                 Both options meant some loss of original investment to participants, and both were clouded by continuing litigation and complicated by a variety of "holdback" amounts. Under opt-in, participants would receive an initial restructured value of 77% with some potential to realize 86%. Under opt-out, participants would receive an initial restructured value of 56% (assuming favorable resolution of pending litigation) with some potential for eventually realizing a total of 84%. The Company retained



                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          2. Summary of Significant Accounting Policies (continued)

             a.  Investment Valuation (continued)
                 Townshend & Schupp, an insurance research and consulting firm, to assist in analyzing the potential value of the options. After review of all the relevant facts and the advice of Townshend & Schupp, the Company selected the opt-out approach.
                 During 1993, the Plan recorded a reserve of $250,000 reflecting a reduction in the value of the Executive Life contract to the 84% level associated with their opt-out selection. As discussed further below, the Company and other parties continue to pursue alternatives in order to protect and enhance the ultimate recovery levels of the Executive Life Contract.

                 A number of uncertainties regarding the final settlement of Executive Life issues remain, including pending litigation and the impact of carrying out the required steps of the modified rehabilitation plan. Three subsequent legal challenges currently exist: one to the general modified rehabilitation plan, one to the transfer of Executive Life's high-yield bonds to its successor, and another to the priority system for dealing with Executive Life contract holders' claims. Significant uncertainties in the carrying out of the remainder of the modified rehabilitation plan include the uncertainty of the impact of the final distribution of opt-in and opt-out decisions and the timing of the sale of other Executive Life assets. On June 9, 1994, the Company and its affiliates with investments held by the common/collective trust, filed suit in the United States District Court in Bangor, Maine, against State Street Bank & Trust for breach of the Bank's fiduciary obligations under the Employee Retirement Income Security Act. The Company is seeking to hold the Bank liable for any loss or damage arising out of the Bank's purchase and management of the Executive Life contract. The Bank was the trustee and investment for the Executive Life contract at the time of purchase and continues in that capacity with regard to the asset.

                 Requests from Plan participants for payments or transfers of funds from the Fixed Income Fund will continue to be processed, but the shares associated with the Executive Life contract, about 9.8 percent of the Fund, continue to be temporarily frozen. Once the final recoverable portion of the Executive Life contract is established, reinstitution of the ability to transfer or reallocate shares of the frozen percentage, minus any ultimate losses incurred in the settlement, is expected.






                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          2.Summary of Significant Accounting Policies (continued)

             b.  Unrealized Investment Appreciation/Depreciation

                 Investments are stated at market value. Realized and unrealized appreciation/depreciation of Plan assets are based on the value of the assets at the beginning of the Plan year or at the time of purchase during the year. The following table depicts this method for funds which generate such appreciation/depreciation.

                                                                       Central
                          Fidelity      Fidelity                        Maine
                          Balanced      Magellan       Equity          Power
                          Fund          Fund           Fund         Stock Fund        Total

    Market value at
    December 31, 1990    $    -        $    -        $ 2,991,538    $11,602,867     $ 14,594,405

    Current value of
    sales during 1991         -             -         (5,961,588)    (5,206,978)    (11,168,566)

    Cost of purchases
    during 1991               -             -          7,711,634      5,248,595      12,960,229

    Unrealized
    appreciation              -             -               -         3,101,248       3,101,248

    Market value at
    December 31, 1991         -             -          4,741,584     14,745,732      19,487,316

    Current value of
    sales during 1992      (79,125)     (272,113)     (1,369,929)    (1,142,332)     (2,863,499)

    Cost of purchases
    during 1992          1,127,564     2,778,525       1,725,369      1,633,937       7,265,395

    Unrealized
    (depreciation)
    appreciation           (16,325)     (114,198)        227,683        630,939         728,099

    Market value at
    December 31, 1992    1,032,114     2,392,214       5,324,707     15,868,276      24,617,311

    Current value of
    sales during 1993     (225,607)     (772,050)     (1,113,457)    (2,458,110)     (4,569,224)

    Cost of purchases
    during 1993          1,908,068     3,322,272       1,277,999      2,863,421       9,371,760

    Unrealized
    (depreciation)
    appreciation            58,137       225,314         252,577     (5,674,328)     (5,138,300)
    Market value at
    December 31, 1993   $2,772,712    $5,167,750     $ 5,741,826    $10,599,259     $24,281,547

                    The market value of Central Maine Power Company stock was
                 $11.25 at June 3, 1994 and $15.00 per share at December

                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


                 31, 1993.

             c.  Expenses
                 All expenses of administration of the Plan, including Trustee's and record keepers' fees, are paid by Central Maine Power Company.















































                                                Central Maine Power Company
                                                   Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees


          3. Federal Income Taxes

             The Internal Revenue Service (IRS) has issued a favorable determination letter with respect to the Plan's tax-exempt status under Sections 401(a) and 401(k) of the Internal Revenue Code. Therefore, no income taxes have been provided for in the accompanying financial statements. The Company intends to file amendments to the Plan to meet certain requirements of the Tax Reform Act of 1986. However the Plan sponsor and legal counsel are of the opinion that the Plan, as designed and operated, meets the applicable IRS requirements, and therefore, the trust continues to be tax-exempt.

             Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.


































                                                Central Maine Power Company

                                                                Schedule I
                                                               Page 1 of 3

                             Central Maine Power Company
                         Employee Savings and Investment Plan
                             For Non-Union Employees (B)
               Item 27a Schedule of Assets Held for Investment Purposes
                                 At December 31, 1993



                   Name of Issuer                                       Market/
                    and Title of                                       Contract
        Fund           Issue           Units (A)        Cost            Value

    Retirement Government Money
    Market Fund                      1,366,206      $ 1,366,206     $ 1,366,206

    Fidelity Balanced Fund*            409,500        5,374,737       5,483,198

    Fidelity Magellan Fund*            146,577       10,071,902      10,384,920

    Equity Fund*                       625,260        9,977,904      10,798,238

    Fixed Income  John Hancock
                  Mutual Life
                  Insurance Company
                   (1990 Contracts)  1,150,105        1,150,105       1,150,105
                  Mass Mutual
                   (1990 Contracts)  2,192,540        2,192,540       2,192,540
                  Pacific Mutual
                  Life Insurance
                  Company
                   (1982 Contracts)    793,011          793,011         793,011
                  Principal Mutual
                   (1991 Contracts)  2,722,751        2,722,751       2,722,751
                  State Mutual
                   (1992 Contracts)  2,272,826        2,272,826       2,272,826
                  Lincoln National
                   (1992 Contracts)  2,277,961        2,277,961       2,277,961
                  New York Life
                  Insurance Company
                   (1991 Contracts)  2,785,221        2,785,221       2,785,221
                  Life of Virginia
                   (1993 Contracts)  2,658,869        2,658,869       2,658,869
                  Peoples Security
                  Life
                   (1993 Contracts)  1,668,496        1,668,496       1,668,496







    The accompanying notes are an integral part of these financial statements. *Parties in interest to the plan.



                                               Central Maine Power Company
                                                  Form 11-K - Year 1993

                                                        Schedule I
                                                        Page 2 of 3
                             Central Maine Power Company
                         Employee Savings and Investment Plan

                             For Non-Union Employees (B)
                                     Investments


                                              Balance at December 31, 1993
                   Name of Issuer                                      Market/
                    and Title of                                       Contract
        Fund            Issue          Units (A)        Cost            Value

    Fixed Income  Confederation
    (continued)   Life Insurance
                  Company
                   (1993 Contracts)  4,263,477       4,263,477        4,263,477


                  Executive Life
                  Insurance Company
                   (1989 Contract)
                   (See Note 2 to
                   Financial State-
                   ments)            2,960,363        2,960,363       2,960,363
                  Fidelity-Short-
                  term Investment
                  Fund (at par
                  value)*            4,299,197        4,299,197       4,299,197

                     Total Fixed
                     Income Fund                     30,044,817      30,044,817

    Central       Central Maine
    Maine Power   Power Company
    Company       Stock*
    Stock                            1,001,604       17,784,349      15,024,060
                  Fidelity U. S.
                  Government
                  Reserve Pool (at
                  par value)*          269,634          269,634         269,634
                    Total CMP Stock
                    Fund                             18,053,983      15,293,694

                    Grand Total-
                    All Funds                       $74,889,549     $73,371,073





    The accompanying notes are an integral part of these financial statements. *Parties in interest to the plan.





                                             Central Maine Power Company
                                                  Form 11-K - Year 1993

                                                       Schedule I
                                                       Page 3 of 3

                             Central Maine Power Company
                         Employee Savings and Investment Plan
                               For Non-Union Employees


                          Notes to Schedule I - Investments


          (A) "Units," except for shares of Company stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.
          (B) The investments of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees are commingled in a common/collective trust with the investments of four other employee savings and investment plans maintained by the Company and its affiliates. Schedule I presents the consolidated investments of all five plans. This Plan's share of the pooled investments is as follows:



                                                                      Market/
                                                       Cost          Contract



           Retirement Government Money Market
           Portfolio                                $   723,599     $   723,599


           Fidelity Balanced Fund*                    2,721,874       2,772,712



           Fidelity Magellan Fund*                    5,004,600       5,167,750


           Equity Fund*                               5,303,290       5,741,826



           Fixed Income Contract Portfolio           16,355,842      16,355,842


           Central Maine Power Company Stock*         9,783,776      10,599,259



                                                    $39,892,981     $41,360,988

          The accompanying notes are an integral part of these financial statements.
          *Parties in interest to the plan.


                                         Central Maine Power Company
                                      Employee Savings and Investment Plan

                                           For Non-Union Employees

             Allocation of Plan Assets and Liabilities to Investment Programs

                                                As of December 31, 1993

                   Retirement                                               Central                   Government
                      Money    Fidelity   Fidelity               Income      Power
                     Market    Balanced   Magellan    Equity    Contract    Company
         Assets     Portfolio    Fund*      Fund*      Fund*    Portfolio Stock Fund*    Total

      Investments,
      at market
      value (cost,
      $39,892,981)
      (Notes 1 & 2)
      (Schedule I)   $723,599 $2,772,712 $5,167,750 $5,741,826$16,355,842 $10,599,259  $41,360,988

      Company divi-
      dends receiv-
      able             -          -          -          -          -         162,733      162,733

      Other
      receivables      1,032      2,312      4,462      2,661      4,162      29,010       43,639

      Participant
      loans receiv-
      able (Note 1)     -          -          -         -       1,958,399       -        1,958,399

                     $724,631 $2,775,024 $5,172,212 $5,744,487$18,318,403 $10,791,002  $43,525,759
       Liabilities
          and
      Participants'
         Equity

      Security
      purchase
      payable        $  -     $    -     $    -     $    -     $    -     $    70,583  $    70,583

      Insurance
      contract re-
      serve(Note 2)     -         -          -          -         250,000     -           250,000


      Participants'
      equity (Note
      1) (Schedule
      III)            724,631  2,775,024  5,172,212 5,744,487  18,068,403  10,720,419   43,205,176

                     $724,631 $2,775,024 $5,172,212 $5,744,487$18,318,403 $10,791,002  $43,525,759

     The accompanying notes are an integral part of these financial statements.
     *Parties in interest to the plan.

                                         Central Maine Power Company
                                      Employee Savings and Investment Plan

                                           For Non-Union Employees

            Allocation of Plan Assets and Liabilities to Investment Programs

                                                 As of December 31, 1992
                    Retirement                                               Central
                    Government                                    Fixed       Maine
                      Money     Fidelity   Fidelity               Income      Power
                      Market    Balanced   Magellan   Equity     Contract    Company
          Assets     Portfolio    Fund*      Fund*     Fund*    Portfolio  Stock Fund*   Total
      Investments at
      market value
      (cost
      $36,204,408)
      (Notes 1 & 2)
      (Schedule I)    $423,596 $1,032,114 $2,392,214$5,324,707 $15,631,635 $15,868,276 $40,672,542
      Company divi-
      dends receiv-
      able              -          -          -          -          -         261,257      261,257

      Other
      receivables         986      2,105      3,799      2,378      3,932     119,273      132,473

      Participant
      loans receiv-
      able (Note 1)     -          -          -          -       1,610,767       -       1,610,767
                      $424,582 $1,034,219 $2,396,013$5,327,085 $17,246,334 $16,248,806 $42,677,039
       Liabilities
           and
       Participants'
          Equity

      Security
      purchase                                                                         $    -
      payable         $  -     $    -     $    -    $    -     $     -     $     -

      Insurance
      contract re-
      serve (Note 2)    -          -          -          -          -           -          -
      Participants'
      equity (Note
      1) (Schedule
      III)            424,582   1,034,219 2,396,013  5,327,085  17,246,334  16,248,806  42,677,039

                      $424,582 $1,034,219 $2,396,013$5,327,085 $17,246,334 $16,248,806 $42,677,039







     The accompanying notes are an integral part of these financial statements.
     *Parties in interest to the plan.

                                          Central Maine Power Company
                                        Employee Savings and Investment Plan
                                               For Non-Union Employees
                       Allocation of Plan Income and Changes in Participants'
                        Equity by Fund for the Year Ended December 31, 1993

                              Retire-                                                           Central
                               ment                                                             Maine
                             Government                                          Fixed          Power
                               Money     Fidelity     Fidelity                   Income         Company
                               Market    Balanced     Magellan       Equity      Contract        Stock
                              Portfolio    Fund*        Fund*         Fund*      Portfolio       Fund          Total
Balance at beginning of
year                          $424,582   $1,034,219   $2,396,013   $5,327,085   $17,246,334   $16,248,806   $42,677,039
 Investment income
 Dividends on Company
 Stock                            -            -            -            -              -         961,151       961,151
 Dividends and interest         16,902      187,317      402,846      227,914     1,046,636          -        1,881,615
 Interest on loans                -            -            -            -          128,857          -          128,857
 Net realized gain (loss)
 on disposition of
 investments                      -          11,977       80,387       47,790          -         (140,832)         (678)
 Unrealized appreciation
 (depreciation) of
 investments (Note 2)             -          58,137      225,314      252,577          -       (5,675,328)   (5,138,300)
 Net investment
 income                         16,902      257,431      708,547      528,281     1,175,493    (4,854,009)   (2,167,355)
 Contributions
Participants                   225,319      522,629      963,476      564,324       752,804       164,654     3,193,206
 Company                          -            -            -            -             -        1,169,093     1,169,093
                               225,319      522,629      963,476      564,324       752,804     1,333,747     4,362,299
Transfer (to) from other
plans or funds                  68,244    1,011,594    1,203,866     (366,982)     (432,147)   (1,486,314)       (1,739)
Less: Withdrawals and
distributions
       Cash                     10,416       50,849       99,690      308,221       424,081       521,811     1,415,068
       Central Maine
       Power Company
       Stock (0 shares)           -            -            -            -             -             -             -
                                10,416       50,849       99,690      308,221       424,081       521,811     1,415,068
Insurance contract reserve
(Note 2)                          -            -            -            -          (250,000)        -         (250,000)

Balance at end of year        $724,631   $2,775,024   $5,172,212   $5,744,487    $18,068,403  $10,720,419   $43,205,176
          The accompanying notes are an integral part of these financial statements.
          *Parties in interest to the plan.

                                               Central Maine Power Company
                                       Employee Savings and Investment Plan
                                                 For Non-Union Employees
                   Allocation of Plan Income and Changes in Participants'

                                                                       Equity by Fund for the Year Ended December 31, 1992
                             Retire-
                               ment                                                                  Central
                            Government                                                Fixed           Maine
                              Money           Fidelity    Fidelity                    Income        Company
                              Market          Balanced    Magellan         Equity     Contract        Stock
                             Portfolio         Fund*        Fund*          Fund*      Portfolio       Fund            Total

Balance at beginning of
year                         $      -      $      -     $       -        $5,970,686   $15,232,147   $15,059,616   $36,262,449
Investment income
Dividends on Company
Stock                              -              -              -             -             -        1,068,110     1,068,110
Dividends and interest            9,469         57,119        234,606       144,466     1,074,078         7,678     1,527,416
 Interest on loans                 -              -              -             -          110,563          -          110,563
 Net realized gain
 (loss)
 on disposition of
 investments                       -               711          6,126       (23,854)         -          (48,613)      (65,630)
 Unrealized
 appreciation
 (depreciation) of
 investments  (Note 2)             -           (16,325)      (114,198)      227,683          -           630,939       728,099
 Net investment
 income                           9,469         41,505        126,534       348,295     1,184,641      1,658,114     3,368,558
 Contributions
 Participants                   250,872        476,524        812,123       538,205       755,024        223,110     3,055,858
 Company                           -              -              -             -             -         1,091,595     1,091,595
                                250,872        476,524        812,123       538,205       755,024      1,314,705     4,147,453
Transfer (to) from
other plans or funds            165,066        547,114      1,465,836    (1,340,505)      587,621     (1,430,560)       (5,428)
Less: Withdrawals and
      distributions
       Cash                         825         30,924          8,480       189,596       513,099        339,679     1,082,603
       Central Maine
       Power Company
       Stock (599
       shares)                     -              -              -             -             -            13,390        13,390
                                    825         30,924          8,480       189,596       513,099        353,069     1,095,993
Insurance contract
reserve (Note 2)                   -              -              -             -             -              -             -
Balance at end of year         $424,582     $1,034,219     $2,396,013    $5,327,085   $17,246,334     $16,248,806   $42,677,039



          The accompanying notes are an integral part of these financial statements.
          *Parties in interest to the plan.

                                                Central Maine Power Company
                                                    Form 11-K - Year 1993

                                                             Schedule III
                                                              Page 3 of 3

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                               For Non-Union Employees
                Allocation of Plan Income and Changes in Participants'
                 Equity by Fund for the Year Ended December 31, 1991

                                                          Central
                                                           Maine
                                           Fixed           Power
                             Equity        Income         Company
                              Fund          Fund        Stock Fund       Total
    Balance at beginning
    of year                $3,094,923    $16,397,205    $11,910,086   $31,402,214
    Investment income
     Dividends on Company
     Stock                      -               -           774,013       774,013
     Interest                  3,088       1,269,515        246,866     1,519,469
     Interest on loans         8,792          58,414           -           67,206
     Net realized gain on
      disposition of
      investments            987,119            -           106,864     1,093,983
     Unrealized
      appreciation of
      investments (Note
      2)                        -               -         3,101,248     3,101,248
         Net investment
          income             998,999       1,327,929      4,228,991     6,555,919
    Contributions
     Participants            523,660       1,858,351        324,438     2,706,449
     Company                    -               -           979,913       979,913
                             523,660       1,858,351      1,304,351     3,686,362
    Transferred from (to)
     other plans or funds
     (Note 1)              1,850,324      (1,630,641)       (63,294)      156,389
    Less:  Withdrawals
           and
           distributions
            Cash             497,220       2,720,697      1,874,618     5,092,535
            Central Maine
            Power
            Company Stock
            (26,914
            shares)             -               -           445,900       445,900
                             497,220       2,720,697      2,320,518     5,538,435
    Insurance contract
    reserve (Note 2)             -              -              -             -
    Balance at end of
    year                   $5,970,686    $15,232,147    $15,059,616   $36,262,449



   The accompanying notes are an integral part of these financial statements.



                                             CENTRAL MAINE POWER COMPANY
                                         EMPLOYEE SAVINGS AND INVESTMENT PLAN
 Item 27d Schedule of Reportable Transactions for the Common/Collective Trust
                                         For the Year Ended December 31, 1993

                             No. of
                             Trans.               No. of                            Current     Net
                             Purchase  Purchase   Trans.    Selling     Cost of    Value of   Gain/(Los
         Description of Asset   d        Price    Matured    Price       Asset       Asset       s)


        Retirement Government
        Money Market Portfolio171    $1,565,789    109   $1,005,392   $1,005,392  $1,005,392  $       0

        Fidelity Balanced
        Fund*                 259    3,678,095     105     573,044     547,841     522,554    50,490

        Fidelity Magellan
        Fund*                 286    6,636,900     83     1,268,797   1,217,175   1,133,216   135,581


        Equity Fund*          259    2,515,820     152    1,979,495   1,833,904   1,901,670   77,825

        Fixed Income Contract
        Portfolio             233    5,236,368     210    3,888,904   3,888,904   3,888,904       0


        Central Maine Power
        Company Stock Fund:

         CMP Common Stock*    153    3,938,769     133    2,588,916   2,141,432   2,762,150   (173,234)


         Fidelity U.S.
         Government  Reserve
         Pool*                 90    5,018,500     102    4,791,795   4,791,795   4,791,795       0






        The accompanying notes are an integral part of these financial statements.
        *Parties in interest to the plan.

                               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                 As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 11-K, into the Company's previously filed Registration Statement on Form S-8 (File No. 33-44754).



                                            ARTHUR ANDERSEN & CO.

            Boston, Massachusetts            June 3, 1994



















































                                                  Central Maine Power Company
                                                      Form 11-K - Year 1993

                                      Central Maine Power Company
                                 Employee Savings and Investment Plan

                                        For Non-Union Employees

                                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                             Central Maine Power Company Employee Savings
                              and Investment Plan for Non-Union Employees
                                                              (Name of Plan)

            Date:  June 29, 1994

                            D. E. Marsh, Vice President Corporate Services and Chief Financial Officer, Member, Employee Savings and Investment Plan Committee, Central Maine Power Company



































